Exhibit 16

November 7, 2022,

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Leet Technology Inc. under Item 4.01 of its Form 8-K dated November 7, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Leet Technology Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

Marlton, New Jersey